UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Di Biase, Stephen A.
   29400 Lakeland Boulevard
   Wickliffe, OH  44092
2. Issuer Name and Ticker or Trading Symbol
   The Lubrizol Corporation
   LZ
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Shares              |9/16/9|M   | |800               |A  |$13.6875   |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Shares              |9/16/9|F   | |428               |D  |$44.1875   |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Shares              |9/16/9|M   | |800               |A  |$21.5313   |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Shares              |9/16/9|F   | |524               |D  |$44.1875   |2,289.744 (1)      |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Shares              |      |    | |                  |   |           |1,112 (2)          |I     |Trust                      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$13.6875|9/16/|M   | |800        |D  |Curre|11/23|Common Share|800    |       |0           |D  |            |
(Right to Buy)        |        |97   |    | |           |   |nt   |/97  |s           |       |       |            |   |            |
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Employee Stock Option |$21.5313|9/16/|M   | |800        |D  |Curre|6/19/|Common Share|800    |       |0           |D  |            |
(Right to Buy)        |        |97   |    | |           |   |nt   |99   |s           |       |       |            |   |            |
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Employee Stock Option |$44.4375|9/22/|A   |V|247        |A  |Curre|11/23|Common Share|247    |       |247         |D  |            |
(Right to Buy)        |        |97   |    | |           |   |nt   |/97  |s           |       |       |            |   |            |
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Employee Stock Option |$44.4375|9/22/|A   |V|389        |A  |Curre|6/19/|Common Share|389    |       |389         |D  |            |
(Right to Buy)        |        |97   |    | |           |   |nt   |99   |s           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Reflects acquisitions pursuant to a dividend reinvestment plan exempt under Rule 16a-11.
(2) Reflects end-of-period holdings resulting from acquisitions pursuant to a qualified plan which are exempt under Rule
16b-3(c).
SIGNATURE OF REPORTING PERSON
/s/  Stephen A. Di Biase by Leslie M. Reynolds
DATE
October 8, 1997